Exhibit 2.18

BAILEE AGREEMENT

THIS BAILEE AGREEMENT (this “Agreement”) is entered into as of December 20, 2004, by and among Wells Fargo Foothill, Inc., a California corporation (“First Secured Party”) in its capacity as arranger and administrative agent for the lenders party to the Credit Agreement defined below, The Bank of New York Trust Company, N.A., a national banking association (“Second Secured Party”) in its capacity as collateral agent for the Secured Parties (as defined in the VRCC Second Pledge Agreement), Nevada Title Company, as bailee (in such capacity, “Bailee”), Robert R. Black, Sr., as the trustee of Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004 (“Black”), R. Black, Inc., a Nevada corporation (“RBI”), and Virgin River Casino Corporation, a Nevada corporation (“VRCC”; Black, RBI and VRCC collectively, jointly and severally, “Grantors” and each individually, “Grantor”).

RECITALS

A.            Pursuant to that certain (i) Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “VRCC First Pledge Agreement”) made by B & B B, Inc., a Nevada corporation (“B&BB”), Casablanca Resorts, LLC, a Nevada limited liability company (“CBR”), Oasis Interval Management, LLC, a Nevada limited liability company (“OIM”), Oasis Interval Ownership, LLC, a Nevada limited liability company (“OIO”), Oasis Recreational Properties, Inc., a Nevada corporation (“ORC”), RBG, LLC, a Nevada limited liability company (“RBG”), and VRCC (B&BB, CBR, OIM, OIO, ORC, RBG, and VRCC, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), in favor of First Secured Party, and (ii) Parent Pledge Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Parent First Pledge Agreement” and together with the VRCC First Pledge Agreement, the “First Pledge Agreements”) made by Black and RBI (Black and RBI collectively, jointly and severally, “Parent Pledgors” and each individually “Parent Pledgor”), in favor of First Secured Party, each as consideration for First Secured Party’s arranging and providing certain commitment and credit support to or for the benefit of Grantors in connection with that certain Credit Agreement dated as of the date hereof (as amended, amended and restated, modified, renewed or extended from time to time, the “Credit Agreement”), among Borrowers, First Secured Party and certain financial institutions from time to time parties thereto, each Grantor has pledged to First Secured Party, and granted First Secured Party a security interest in, among other collateral, all of the collateral listed on Exhibit A hereto (the “Pledged Collateral”);

B.            Pursuant to that certain (i) that certain Senior Secured Note Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “VRCC Second Pledge Agreement”) made by Borrowers in favor of Second Secured Party, and (ii) that certain Parent Pledge Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Parent Second Pledge Agreement” and together with the VRCC Second Pledge Agreement, the “Second Pledge Agreements”; First Pledge Agreements and Second Pledge Agreements, collectively, the “Pledge Agreements”) made by Parent Pledgors, in favor of Second Secured Party, each as consideration for Second Secured Party’s arranging and providing certain commitment and credit support to or for the benefit of Grantors, each Grantor has pledged to Second Secured Party, and granted Second Secured Party, a security interest in, among other collateral, all of the Pledged Collateral;

C.            Pursuant to the Pledge Agreements and subject to applicable Gaming Laws (as defined in the First Pledge Agreements and the Parent Second Pledge Agreement), each Grantor must deliver possession of the Pledged Collateral to First Secured Party and Second Secured Party, and all other certificates or instruments representing or evidencing any Pledged Collateral from time to time, to be held by Bailee in the State of Nevada on behalf of First Secured Party and Second Secured Party; and

D.            First Secured Party, Second Secured Party, Grantors and Bailee have agreed to enter into this Agreement to agree that the Pledged Collateral will be held by Bailee in the State of Nevada on behalf of First Secured Party and Second Secured Party.

NOW, THEREFORE, in consideration of their mutual covenants and promises, the parties agree as follows:

1.             Agreement of Possession and Control.  Bailee hereby agrees that it has taken delivery of and is in possession of the Pledged Collateral on behalf of and as bailee for First Secured Party and Second Secured Party for purposes of perfecting First Secured Party’s and Second Secured Party’s security interest in the Pledged Collateral and each of Bailee and Grantors hereby acknowledges and agrees that Bailee holds possession of or otherwise controls the Pledged Collateral on behalf of and for the benefit of First Secured Party and Second Secured Party as a secured party under the Uniform Commercial Code as in effect in the State of Nevada.  Bailee shall not release, transfer or otherwise dispose of any Pledged Collateral except upon the sole written instructions of First Secured Party; provided, however, that so long as Grantors or any of their subsidiaries that are the issuers of the Pledged Collateral hold a license or registration issued by the Nevada Gaming Authorities (as defined in the First Pledge Agreements and the Parent Second Pledge Agreement), the certificates evidencing such Pledged Collateral may not be released, transferred or surrendered by Bailee to any party other than Grantors or to a successor bailee hereunder located in the State of Nevada without the prior approval of the Nevada Gaming Authorities.  Each of Bailee and Grantors acknowledges and agrees that the consent or agreement of Grantors shall not be required in connection with such release, transfer or other disposition based on such instructions.  Bailee agrees that, until receipt of written notice from First Secured Party, it will comply with instructions originated by First Secured Party without further consent of Grantors and it will not act upon any instructions from Grantors or Second Secured Party with respect to the release, transfer or other disposition of any Pledged Collateral or the proceeds thereof.  Following written notice to Bailee by First Secured Party that all of the Obligations (as defined in the Credit Agreement) have been paid in full in cash, the rights of First Secured Party shall be deemed to have been assigned to Second Secured Party and the Second Secured Party shall be entitled to all of the benefits under this Agreement accorded to First Secured Party (including the right to instruct Bailee to release, transfer or otherwise dispose of the Pledged Collateral), subject to applicable Gaming Laws.

2.             Agreements of Bailee and Grantors.  Each of Bailee and Grantors agrees that:

a.             Bailee shall make a notation in or otherwise flag its books, records and systems to reflect First Secured Party’s and Second Secured Party’s security interests in the Pledged Collateral.

b.             Bailee shall not enter into any control, bailee, custodial or other similar agreement with any other party that would create or acknowledge the existence of any such other claim, security interest or lien, upon any of the Pledged Collateral.

c.             During the term of this Agreement, First Secured Party and Second Secured Party may at any time and from time to time reasonably request that Bailee provide First Secured Party and Second Secured Party with such information as Bailee has in its records regarding the Pledged Collateral, and Bailee agrees to provide such information to First Secured Party and Second Secured Party promptly.  Bailee shall not be required to provide any information as to the Pledged Collateral other than such information as exists in Bailee’s records.  Each Grantor hereby consents to Bailee’s providing such information to First Secured Party and Second Secured Party.

d.             Bailee agrees (i) to provide the Nevada Gaming Authorities with prior written notice of any intended change of the location of the Pledged Collateral within the time period proscribed by the Nevada Gaming Authorities during the term hereof (whether such change is made at the request of First Secured Party or Second Secured Party), (ii) not to move the certificates evidencing the Pledged Collateral to a new location until the Nevada Gaming Authorities have been notified by Bailee of such new location (and, if required, the Nevada Gaming Authorities have approved the new location) and in any event only on the instructions of First Secured Party (or if required by court order) to do so), and (iii) to make the certificates evidencing the Pledged Collateral available for inspection by agents or employees of the Nevada Gaming Authorities immediately upon request during normal business hours.

3.             Miscellaneous.

a.             This Agreement shall not create any obligation or duty of Bailee except as expressly set forth herein.  Without the limiting the foregoing, Bailee shall not be responsible for determining or verifying the ownership, authenticity or value of the Pledged Collateral deposited pursuant to this Agreement.

b.             Each Grantor hereby acknowledges and agrees that except as otherwise set forth herein, nothing herein is intended to alter the contractual obligations of such Grantor under the Pledge Agreements.

c.             All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing (unless otherwise specifically provided) and delivered to each party at the following address or facsimile number:

Bailee:	Nevada Title Company 2500 North Buffalo Drive Suite 150 Las Vegas, Nevada 89128 Attention: Legal Department Facsimile: (702) 251-3186

Black:

Robert R. Black, Sr., as the trustee of Robert R. Black, Sr. Gaming
Properties Trust u/a/d May 24, 2004
c/o B & B B, Inc.
911 North Buffalo, Suite 201
Las Vegas, Nevada 89128
Attention: Robert R. Black, Sr., President
Facsimile: (702) 341-5287

RBI:	R. Black, Inc. c/o B & B B, Inc. 911 North Buffalo, Suite 201 Las Vegas, Nevada 89128 Attention: Robert R. Black, Sr., President Facsimile: (702) 341-5287

VRCC:	Virgin River Casino Corporation c/o B & B B, Inc. 911 North Buffalo, Suite 201 Las Vegas, Nevada 89128 Attention: Robert R. Black, Sr., President Facsimile: (702) 341-5287

First Secured Party:	Wells Fargo Foothill, Inc. 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attention: Specialty Finance Division Manager Facsimile: (310) 453-7442

Second Secured Party:	The Bank of New York Trust Company, N.A. 700 South Flower Street, Suite 500 Los Angeles, California 90017 Attention: Corporate Trust Administration Facsimile: (213) 630-6298

Nevada Gaming Authorities:	State of Nevada Gaming Control Board 1919 East College Parkway Carson City, Nevada 89706 Attention: Corporate Securities Division Facsimile: (775) 687-5817

or to such other address or facsimile number as any party may designate by written notice to all other parties. Any such notices, requests and demands shall be given by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given.  Any notice shall be deemed given at the time of receipt thereof.

d.             This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that neither Bailee nor Grantors may assign its respective obligations hereunder without First Secured Party’s and Second Secured Party’s prior written consent.  This Agreement may be amended or modified only in writing signed by all parties hereto.

e.             This Agreement shall terminate upon the earliest of:  (i) 30 days after prior written notice by Bailee to First Secured Party and Second Secured Party, (ii) receipt by Bailee of written notice from First Secured Party expressly stating that First Secured Party no longer claims any security interest in the Pledged Collateral; and (iii) Bailee’s delivery of all Pledged Collateral in its possession (if any) to First Secured Party or its designee in accordance with First Secured Party’s written instructions.

f.              This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard for its conflicts of laws principles but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law).  This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

g.             This Agreement is subject to the Gaming Laws.  Without limiting the foregoing, each of Bailee, First Secured Party and Second Secured Party acknowledges that (i) a condition precedent to the Bailee’s obligations to the First Secured Party and the Second Secured Party, respectively, under this Agreement is the prior approval of the Nevada Gaming Authorities of the First Pledge Agreements as relates to the First Secured Party and the Second Pledge Agreements as relates to the Second Secured Party as the case may be; (ii) it is subject to being called forward by the Nevada Gaming Authorities, in their discretion, for licensing or a finding of suitability or to file or provide other information; and (iii) all rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the Nevada Gaming Authorities.  Bailee, First Secured Party and Second Secured Party agree to cooperate with the Nevada Gaming Authorities in connection with the provision of such documents or other information as may be required.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Bailee	NEVADA TITLE COMPANY

	By:	/s/ TROY LOCHHEAD

	Its:	Vice President Commercial Division

First Secured Party	WELLS FARGO FOOTHILL, INC.

	By:	/s/ LISA COOLEY

	Its:	Vice President

Second Secured Party	THE BANK OF NEW YORK TRUST COMPANY, N.A.

	By:	/s/ Daren M. DiNicola

	Its:	V.P. & Bus. Group Mgr.

Grantors	ROBERT R. BLACK, SR., as trustee of the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004

	By:	/s/ Robert R. Black, Sr.

	Its:	Trustee

R. BLACK, INC., a Nevada corporation

	By:	/s/ Robert R. Black, Sr.

	Its:	President

VIRGIN RIVER CASINO CORPORATION, a Nevada corporation

By:	/s/ Robert R. Black, Sr.

Its:	Chief Executive Officer

EXHIBIT A(1)

Pledgor	Issuer	Number of Shares	Class	Certificate Number	Pledgor’s Percentage Ownership Represented by the Certificate	Pledgor’s Total Percentage Ownership in Issuer
Robert R.Black, Sr., as trustee of the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004	Virgin River Casino Corp.	66.67 shares	Common Stock	11	66 2/3%	100%
Robert R. Black, Sr., as trustee of the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004	B & B B, Inc.	11.17 shares	Common Stock	11-02	66 2/3%	100%
Robert R. Black, Sr., as trustee of the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004	RBG, LLC	N/A	Membership Interests	014	2.54%	3.81%
R. Black, Inc.	RBG, LLC	N/A	Membership Interests	018	0.03%	0.04%
Virgin River Casino Corporation	RBG, LLC	N/A	Membership Interests	016	62.82%	94.23%

(1) The stock certificates delivered to the Bailee only represent 66 2/3% of each Pledgor’s total percentage of ownership in the applicable Issuer.  The First Secured Party and the Second Secured Party have a first priority security interest in such stock.  The stock certificates representing the remaining 33 1/3% of each Pledgor’s total percentage of ownership in the applicable Issuer were delivered to Michael Gaughan.  Michael Gaughan has a first priority security interest in such stock and the First Secured Party and the Second Secured Party have a second priority security interest in such stock.